Exhibit 10.1

EMPLOYMENT AGREEMENT

This AGREEMENT (this “Agreement”) is made and entered into as of the 15th day of  September 2009, by and between Toreador Resources Corporation, a Delaware corporation (the “Company”), and Marc Sengès (“Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ the Employee as its Chief Financial Officer as of September 15, 2009 (the “Effective Date”); and

WHEREAS, the Company desires to enter into this Agreement embodying the terms of such employment, and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1.             Definitions.

(a)          “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 1 below, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment and in accordance with the terms contained therein.

(b)          “Agreement” shall have the meaning set forth in the preamble hereto.

(c)          “Appointment Date” shall have the meaning set forth in Section 3(a) below.

(d)          “Base Salary” shall mean the salary provided for in Section 4(a) below or any increased salary granted to Employee pursuant to Section 4(a).

(e)          “Board” shall mean the Board of Directors of the Company.

(f)           “Cause” shall mean (i) Employee’s act(s) of gross negligence or willful misconduct in the course of Employee’s employment hereunder that is or could reasonably be expected to be materially injurious to the Company or any other member of the Company Group, (ii) willful failure or refusal by Employee to perform in any material respect his duties or responsibilities, (iii) misappropriation by Employee of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed by Employee, or at his direction, (v) Employee’s conviction of, or pleading “guilty” or “ no contest” to, (A) a felony under United States state or federal law, or (B) any other criminal charge in any jurisdiction that has, or could be reasonably expected to have, a material adverse impact on the performance of Employee’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation of a written Company policy, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of written Company policy, or (vii) Employee’s breach of Section 9 of this Agreement.

(g)          “Change of Control” shall mean a “change of control event” within the meaning of Treas. Reg. 1.409A-3(i)(5); provided, that in no event shall the consummation of the Proposed Transaction constitute a Change in Control for purposes of this Agreement.

(h)          “Change of Control Severance Term” shall mean the twenty-four (24) month period following Employee’s termination pursuant to Section 8(h) below.

(i)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)           “Common Shares” shall have the meaning set forth in Section 4(c) below.

(k)          “Company” shall have the meaning set forth in the preamble hereto.

(l)           “Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.

(m)         “Compensation Committee” shall mean the Board or the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.

(n)          “Competitive Activities” shall mean any business activities in which the Company or any other member of the Company Group engages during the Term of Employment.

(o)          “Confidential Information” shall mean confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business, or technical information (i) relating to the Company or any other member of the Company Group or (ii) that the Company or any other member of the Company Group may receive belonging to suppliers, customers, or others who do business with the Company or any other member of the Company Group, but shall exclude any information that is in the public domain or hereafter enters the public domain, in each case without the breach by Employee of Section 9(a) below.

(p)          “Developments” shall have the meaning set forth in Section 9(f) below.

(q)          “Disability” shall mean any physical or mental disability or infirmity of the Employee that has prevented the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period.  Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld).  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(r)           “Effective Date” shall have the meaning set forth in the recitals above.

(s)          “Employee” shall have the meaning set forth in the preamble hereto.

(t)           “Good Reason” shall mean, without Employee’s consent, (i) a diminution in Employee’s title, duties, or responsibilities, (ii) a reduction in the Base Salary, STI Award target or LTI Award target, (iii) the failure of the Company to pay any compensation hereunder when due or to perform any other obligation of the Company hereunder, or (iv)  failure of the Company to obtain a written agreement from any successor or assign of the Company to assume the obligations of the Company under this Agreement upon a Change of Control.

(u)          “Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual employed by, or individual or entity providing consulting services to, the Company or any other member of the Company Group to terminate such employment or consulting services; provided, that the foregoing shall not be violated by general advertising not targeted at employees or consultants of the Company or any other member of the Company Group; (ii) hiring any individual who was employed by the Company or any other member of the Company Group within the six (6) month period prior to the date of such hiring; or (iii) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any customer, supplier, licensee, or other business relation of the Company or any other member of the Company Group to cease doing business with or materially reduce the amount of business conducted with the Company or any other member of the Company Group, or in any way interfering with the relationship between any such customer, supplier, licensee, or business relation and the Company or any other member of the Company Group.

(v)          “LTI Award” shall have the meaning set forth in Section 4(c) below.

(w)         “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(x)           “Proposed Transaction” shall mean the proposed transaction whereby the Company will become a wholly-owned subsidiary of Toreador Holding SAS, a wholly-owned subsidiary of the Company.

(y)          “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers Employee the release contemplated in Section 8(h) below, or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

(z)           “Restricted Area” shall mean any jurisdiction in which the Company or any other member of the Company Group engages in business during the Term of Employment, or at the time of a termination of Employee’s employment was engaged in business.

(aa)        “Restricted Period” shall mean the period commencing on the Effective Date and extending to the twelve (12) month anniversary of Employee’s termination of employment for any reason.

(bb)        “Severance Term” shall mean the six (6) month period following Employee’s termination by the Company without Cause (other than by reason of death or Disability) or by Employee for Good Reason.

(cc)        “STI Award” shall have the meaning set forth in Section 4(a) below.

(dd)        “Term of Employment” shall mean the period specified in Section 2 below.

Section 2.             Acceptance and Term of Employment.

The Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein.  The “Term of Employment” shall mean the period commencing on the Effective Date and, unless terminated sooner as provided in Section 8 hereof, continuing for a period of two (2) years from the Effective Date; provided, however, that the Term of Employment shall be extended automatically at the end of the initial two (2) year term for a one (1) year term and thereafter for successive one (1) year terms if neither the Company nor Employee has advised the other in writing in accordance with Section 17 at least ninety (90) days prior to the end of the then current term that such term will not be extended for an additional one (1) year term.

Section 3.             Position, Duties, and Responsibilities; Place of Performance.

(a)          During the Term of Employment, Employee shall be employed and serve as the Chief Financial Officer of the Company and shall have such duties and responsibilities as are commensurate with such title.  The Employee shall report to the Chief Executive Officer and shall carry out and perform all orders, directions and policies given to him by the Chief Executive Officer consistent with his position and title.

(b)          Employee shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests.  Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

Section 4.             Compensation.  During the Term of Employment, Employee shall be entitled to the following compensation:

(a)          Base Salary.  Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than EUR 204,500 (or its counter value in United States Dollar at the date hereof, i.e …), with increases, if any, as may be approved in writing by the Compensation Committee.

(b)          Short-Term Incentive Awards.

(i)           In his capacity as CFO of the Company, Employee shall be eligible for an annual cash short-term incentive award determined by the Compensation Committee in respect of each fiscal year (or partial fiscal year) during the Term of Employment (the “STI Award”) in accordance with this Section 4(b).  The target STI Award for each fiscal year shall be 75% of Base Salary (or such greater percentage of Base Salary as the Board or Compensation Committee shall determine, in its sole discretion) and, if earned, shall be paid by no later than March 31st of each year with respect to the preceding year.

(ii)          The criteria for achieving the STI Award shall be based upon the level of achievement of Company and individual performance objectives for such fiscal year, as determined by the Board or the Compensation Committee and agreed to by Employee, as evidenced by an Addendum to this Agreement executed by the Company and Employee by December 1 of each year with respect to the following year.

(iii)         The STI Award for any partial fiscal year occurring during the Term of Employment shall be pro rated as and to the extent provided in Section 8.

(c)          Long-Term Incentive Awards.

(i)           In his capacity as CFO of the Company, Employee shall be eligible for a long-term incentive award determined by the Compensation Committee in respect of each fiscal year (or partial fiscal year) during the Term of Employment in accordance with this Section 4(c) (the “LTI Award”).  The LTI Award for 2009, the performance criteria for which the Company agrees have been achieved, shall be the grant, as of the Effective Date, of the number of shares of common stock of the Company (“Common Shares”) equal to 150% of the Base Salary divided by the closing price of the Common Shares on the Effective Date.

(ii)          The target LTI Award for each subsequent fiscal year shall be a number of Common Shares equal to 150% of Base Salary divided by the January Representative Value (as defined in Exhibit A, annexed hereto) of the Company’s Common Shares and, if earned, shall be granted by no later than March 31st of the following year.  The actual LTI Award payable shall be based upon the level of achievement of the annual performance objectives for such fiscal year, as described in Exhibit A annexed hereto.

(iii)         The LTI Award for any year shall vest in three equal installments, with the first 1/3 vesting on the first anniversary of the grant of the LTI Award , the second 1/3 vesting on the second anniversary of the grant of the LTI Award, and the remaining 1/3 vesting on the third anniversary of the grant of the LTI Award, and shall be subject to such restriction on written transfer policies as the Company may adopt from time to time and which are applicable to all officers, directors and other management personnel of the Company.

Section 5.             Employee Benefits.

(a)          General.  During the Term of Employment, Employee shall be entitled to participate in health insurance, retirement, and other benefits provided to other senior executives of the Company.

(b)          Vacation and Time Off.  During each calendar year of the Term of Employment, Employee shall be eligible for twenty-five (25) days paid vacation, as well as sick pay and other paid and unpaid time off in accordance with the policies and practices of the Company.

Section 6.             Key-Man Insurance.

At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine.  All premiums payable thereon shall be the obligation of the Company.  Employee shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

Section 7.             Reimbursement of Business Expenses.

Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses, subject to documentation in accordance with written Company policy, as in effect from time to time.

Section 8.             Termination of Employment.

(a)          General.  The Term of Employment shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Employee with or without Good Reason.  Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships, and any other positions Employee holds with the Company or any other member of the Company Group.

(b)          Termination Due to Death or Disability.  Employee’s employment shall terminate automatically upon his death.  The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination.  In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)           The Accrued Obligations; and

(ii)          Any unpaid STI Award in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid within sixty (60) days from the date of such; and

(iii)         Any STI Award that would have been payable with respect to the year of termination in the absence of the Employee’s death or Disability, pro-rated for the period the Employee worked prior to his death or Disability provided that the Employee has worked at least 6 months in the fiscal year for which the bonus is payable, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurs; and

(iv)         Immediate pro-rata vesting of any Common Shares previously awarded to the Employee based on the number of months the Employee has worked for the Company from the date of grant as a percentage of the total number of months required for complete vesting in absence of a termination of employment, and cancellation of any remaining Common Shares not so vested; and

(v)          The rights to the same compensation and benefits as provided in Section 8(d) below, in lieu of clauses (i) through (iv), if the termination of Employee’s employment is by reason of death or Disability while the Employee is traveling on official Company business.

Following such termination of Employee’s employment by reason of death or Disability, except as set forth in this Section 8(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c)          Termination by the Company for Cause.

(i)           The Company may terminate Employee’s employment at any time for Cause, effective upon Employee’s receipt of written notice of such termination; provided, however, that with respect to any Cause of termination relying on clause (ii) or (vi) of the definition of Cause set forth in Section 1(f) hereof, to the extent such act or acts are curable, Employee shall be given not less than twenty (20) days’ written notice by the Board of the Company’s intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such twenty (20) day notice period unless Employee has substantially cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii)          In the event the Company terminates Employee’s employment for Cause, he shall be entitled only to the Accrued Obligations, and any previously awarded Common Shares which are not vested as of the date of termination shall be cancelled.  Following such termination of Employee’s employment for Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d)          Termination by the Company without Cause.  The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination.  In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i)           The Accrued Obligations;

(ii)          Any unpaid STI Award in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurred; and

(iii)         The target STI Award for the year in which termination occurs, pro-rated for the period the Employee worked prior to such termination, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurs; and

(iv)         Immediate vesting of any Common Shares, including LTI Awards, previously awarded to the Employee; and

Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e)          Termination by Employee with Good Reason.  Employee may terminate his employment with Good Reason by providing the Company twenty (20) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason.  During such twenty (20) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d)  above.  Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f)           Termination by Employee without Good Reason.  Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination.  In the event of a termination of employment by Employee under this Section 8(f), except as provided in Section 8(h), Employee shall be entitled only to the Accrued Obligations, and any previously awarded Common Shares which are not vested as of the date of termination shall be cancelled.  In the event of termination of Employee’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason.  Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f) or Section 8(h), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g)          Non-Extension of the Term of Employment.  Employee’s employment hereunder shall terminate upon the close of business of the last day of the then current term if either the Company or Employee gives timely notice of its intention not to extend the then current term of employment, as provided in Section 2.  Upon such termination of the Term of Employment, Employee shall be entitled to:

(i)           The Accrued Obligations; and

(ii)          Any unpaid STI Award in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurred.

In the event that Employee’s employment hereunder is terminated by reason of the Company giving notice of its intention not to extend any Term of Employment under Section 2, in addition to the above, Employee shall be entitled to the following benefits:

(iii)         Any STI Award that would have been payable with respect to the year of termination in the absence of the Employee’s termination, pro-rated for the period the Employee worked prior to such termination provided that the Employee has worked at least 6 months in the fiscal year for which the bonus is payable, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurred; and

(iv)         Immediate vesting of any Common Shares, including LTI Awards, previously awarded to the Employee; and

(v)          Continuation of payment of Base Salary for a period of twenty-four (24) months, payable in accordance with the Company’s regular payroll practices.

Following such termination of Employee’s employment pursuant to Section 2, except as set forth in this Section 8(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement.  In the event that Employee’s employment hereunder is terminated by reason of the Employee giving notice of his intention not to extend any Term of Employment under Section 2, then any previously awarded Common Shares which are not vested as of the date of termination shall be cancelled.

(h)          Termination Following Change of Control.  If, upon a Change of Control of the Company or during the one (1) year period following such Change of Control, Employee is terminated by the Company without Cause or Employee terminates his employment with Good Reason, in lieu of the benefits payable pursuant to Sections 8(d) or 8(e) or 8(f) hereof, as applicable, Employee shall be entitled to:

(i)           The Accrued Obligations;

(ii)          Any unpaid STI Award in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurred;

(iii)         The target STI Award for the year in which termination occurs, pro-rated for the period the Employee worked prior to such termination provided that the Employee has worked at least 6 months in the fiscal year for which the bonus is payable, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2 1/2 months following the last day of the fiscal year in which such termination occurs;

(iv)         A lump-sum cash payment equal to twenty-four (24) months of the Employee’s Base Salary, which amount shall be paid in a lump sum within ten (10) business days following the closing of such Change of Control; and

(v)          Immediate vesting of all Common Shares, including LTI Awards, previously issued.

Following such termination of Employee’s employment following a Change of Control, except as set forth in this Section 8(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(i)           Release.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to subsection (d), (e), or (h) or pursuant to clauses (iii) through (v) of subsection (g) of this Section 8 (other than the Accrued Obligations), Employee shall have executed, on or prior to the Release Expiration Date, a customary general release in favor of the Company Group in such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired.  To the extent that the Company requires execution of such release, the Company shall deliver such release to Employee within ten (10) business days following the termination of Employee’s employment hereunder, and the Company’s failure to deliver such release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute such release.  Assuming a timely delivery of the release by the Company, if Employee fails to execute such release on or prior to the Release Expiration Date or timely revokes his acceptance of such release thereafter, Employee shall not be entitled to any payments or benefits pursuant to subsection (d), (e), or (h) or pursuant to clauses (iii) through (v) of subsection (g)

of this Section 8 (other than the Accrued Obligations).  Notwithstanding anything herein to the contrary, in any case where the date of termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Employee that are treated as deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year.

Section 9.             Restrictive Covenants.  Employee acknowledges and agrees that (A) the agreements and covenants contained in this Section 9 are (i) reasonable and valid in geographical and temporal scope and in all other respects and (ii) essential to protect the value of the business and assets of the Company Group, and (B) by his employment with the Company, Employee has obtained and will obtain knowledge, contacts, know-how, training, and experience, and there is a substantial probability that such knowledge, contacts, know-how, training, and experience could be used to the substantial advantage of a competitor of the Company Group and to the substantial detriment of the Company Group.

(a)          Confidential Information.  At any time during and after the end of the Term of Employment, without the prior written consent of the Chief Executive Officer, Employee shall not disclose to or use for the benefit of any third party any Confidential Information, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Employee shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder.

(b)          Non-Competition.  Employee covenants and agrees that during the Restricted Period, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control, participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for, any Person (other than the Company or any other member of the Company Group), that engages in any Competitive Activities within the Restricted Area.  Notwithstanding anything herein to the contrary, this Section 9(b) shall not prevent Employee from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly held corporation.

(c)          Non-Interference.  During the Restricted Period, Employee shall not, directly or indirectly, for his own account or for the account of any other Person, engage in Interfering Activities.

(d)          Non-Disparagement.  During the Term of Employment, and during the Restricted Period, Employee shall not make any disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers, or employees in any respect or make any comments concerning any aspect of Employee’s relationship with any member of the Company Group or any conduct or events that precipitated any termination of employment from any member of the Company Group.  Employee’s obligations under this subsection (d) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.

(e)          Return of Documents.  In the event of the termination of Employee’s employment for any reason, Employee shall deliver to the Company all of (i) the property of the Company and any other member of the Company Group and (ii) the documents and data of any nature and in whatever medium of the Company and any other member of the Company Group, and he shall not take with him any such property, documents, or data, or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(f)           Works for Hire.  Employee agrees that the Company shall own all right, title, and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements, and trade secrets, whether or not patentable or registrable under copyright or similar laws, that Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of any member of the Company Group; (ii) result from or relate to any work performed for the Company or any member of the Company Group; or (iii) are developed through the use of Confidential Information and/or Company resources or in consultation with any personnel of the Company or any other member of the Company Group (collectively referred to as “Developments”).  Employee hereby assigns to the Company all right, title, and interest in and to any and all of these Developments.  Employee agrees to assist the Company, at the Company’s expense, to further evidence, record, and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned.  Employee hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for Employee and on his behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee.  In addition, and not in contravention of any of the foregoing, Employee acknowledges that all original works of authorship that are made by him (solely or jointly with others) within the scope of employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC § 101).  To the extent allowed by law, this includes all rights of paternity, integrity, disclosure, and withdrawal, and any other rights that may be known or referred to as “moral rights.”  To the extent Employee retains any such moral rights under applicable law, Employee hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law.  Employee will confirm any such waivers and consents from time to time as requested by the Company.

(g)          Blue Pencil.  If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 9 unenforceable, the other provisions of this Section 9 shall nevertheless stand, and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

Section 10.           Injunctive Relief.

Without limiting the remedies available to members of the Company Group, Employee acknowledges that a breach of any of the covenants contained in Section 9 hereof may result in material irreparable injury to the Company Group (or a member thereof) for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company (or any other member of the Company Group) shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 9 hereof, restraining Employee from engaging in activities prohibited by Section 9 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 9 hereof.  Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 9 (b) or (c) hereof and during any other period required for litigation during which the Company (or any other member of the Company Group) seeks to enforce such covenants against Employee if it is ultimately determined that Employee was in breach of such covenants.

Section 11.           Representations and Warranties of Employee.

Employee represents and warrants to the Company that—

(a)          Employee is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b)          Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)          in connection with his employment with the Company, Employee will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 12.           Set Off; Mitigation.

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Employee to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Employee and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.  Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 8(d)(vi) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 13.           Successors and Assigns; No Third-Party Beneficiaries.

(a)          The Company.  This Agreement shall inure to the benefit of the Company and its respective successors and assigns.  Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Employee’s prior written consent; provided, however, that in the event of the merger or consolidation, or transfer or sale of all or substantially all of the assets, of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor, and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, it being agreed that in such circumstances, the consent of Employee shall not be required in connection therewith.

(b)          Employee.  Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

(c)          No Third-Party Beneficiaries.  Except as otherwise set forth in Section 8(b) or Section 13(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 14.           Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification is consented to on the Company’s behalf by the Board.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 15.           Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 16.           Governing Law and Jurisdiction.

In the event of any dispute under this Agreement or relating or arising under the employment relationship (a “Dispute”), the parties agree first to engage in good faith negotiations to try to resolve the Dispute.  If the Dispute is not resolved through such negotiations, the parties agree to engage in mediation using the services of an agreed upon mediator.  If the parties fail to agree on a mediator, they shall proceed under the rules and administration of JAMS in New York City.  If the Dispute is not resolved through such mediation, the parties agree to submit the Dispute to binding arbitration.  Each party expressly waives any right, whether pursuant to any applicable federal, state, or local statute, to a jury trial and/or to have a court of law determine rights and award damages with respect to any such dispute.  The party invoking arbitration shall notify the other party in writing (the “Written Notice”). The parties shall exercise their best efforts, in good faith, to agree upon selection of a single arbitrator.  If the parties are unable to agree upon selection of a single arbitrator, they shall so notify the American Arbitration Association (“AAA”) or another agreed upon arbitration administrator and request that the arbitration provider work with the parties to select a single arbitrator.  The arbitration shall be (a) conducted in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, (b) held at a location in New York City, and (c) completed within six months (or within such other time as the parties may mutually agree) of the receipt of Written Notice by the party being notified.  The arbitrator shall have no authority to assess punitive or exemplary damages as to any dispute arising out of or concerning the provisions of this Agreement or otherwise arising out of the employment relationship, except as and unless such damages are expressly authorized by otherwise applicable and controlling statutes.  The arbitrator’s decision shall be final and binding and enforceable in any court of competent jurisdiction.  Each party shall bear its own costs, including attorneys’ fees, and share all costs of the arbitration equally, subject to the following:  (i) nothing provided herein shall interfere with either party’s right to seek or receive damages or costs as may be allowed by applicable statutory law (such as, but not necessarily limited to, reasonable attorneys’ fees and dispute resolution related costs and expenses, if allowed by applicable statutory law), and (ii) the arbitrator shall have the authority to award reasonable attorneys’ fees, costs, and expenses to the party that substantially prevails.

Section 17.           Notices.

(a)          Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b)          Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 18.           Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 19.           Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 20.           Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 8 through 21 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 21.           Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

*        *        *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TOREADOR RESOURCES CORPORATION

By: CRAIG M. MCKENZIE
Title: PRESIDENT AND
CHIEF EXECUTIVE OFFICER

EMPLOYEE

MARC SENGES

EXHIBIT A

LONG-TERM INCENTIVE AWARD

The performance objectives for achieving the target LTI for the fiscal year ending December 31, 2010 and each fiscal year thereafter during the Term of Employment, shall be as follows (the fiscal year for which the calculation is being made shall be referred to herein as the ‘Award Year’):

1.               The Compensation Committee shall calculate the January Representative Value (as defined below) for Toreador’s common stock and for the common stock of each member of the Competitor Set (as defined below) for January of the Award Year and for January of the immediately following year.

2.               Next, the Compensation Committee shall calculate the year-over-year change in the January Representative Value for Toreador’s common stock and for the common stock of each member of the Competitor Set, and shall rank Toreador and all such companies in order of stock appreciation performance (without regard for either cash dividends paid or share repurchases) from January of the Award Year to the following January.

The Employee shall be entitled to an LTI Award, based on the above ranking of Toreador’s stock appreciation performance, as follows:

Toreador’s ranking	LTI Award

Below the 50th percentile	[0
50th percentile	1 X Base Salary
75th percentile	1.5 X Base Salary
100th percentile	2 X Base Salary]

In the event Toreador’s ranking is between the 50th and 75th percentile or between the 75th and 100th percentile, the amount of the LTI Award shall be determined by linear interpolation.  For example, if Toreador’s ranking is in the 60th percentile, the LTI Award shall be [1.2] times Base Salary.

The LTI Award for each Award Year shall be the grant of a number of Toreador Common Shares equal to the above multiple of Base Salary (for such Award Year) divided by the January Representative Value of Toreador’s Common Shares for the January immediately following the Award Year.  If earned, the LTI Award shall be granted by no later than March 1st of the year immediately following the Award Year.  The Common Shares shall be subject to the vesting schedule and Company restrictions described in Section 4(d) of the Agreement.

For purposes hereof, the following terms shall have the meanings set forth below:

‘January Representative Value’ of a company’s common stock shall mean the average closing price of such company’s common stock on the principal U.S. stock exchange in which such company’s common stock is listed or traded during the last fifteen (15) trading days of January, as determined by the Compensation Committee.

‘Competitor Set’ shall mean the group of five to fifteen publicly-traded companies determined by the Compensation Committee, in consultation with the Employee. Such determination shall be made no later than March 1st 2010 and shall be applicable to that calendar year. The Competitor Set for each year shall continue in effect for subsequent years unless and until the Compensation Committee shall make a determination, in consultation with the Employee, to change the companies in the group.

ADDENDUM TO EMPLOYMENT AGREEMENT

[SHORT-TERM INCENTIVE AWARD]

This Addendum to Employment Agreement is made and entered into as of the      day of      2009 by and between Toreador Resources Corporation (the “Company”) and Marc Sengès (“Employee”) pursuant to Section 4(c) of the Employment agreement effective       2009 (the “Agreement”) pursuant to which Employee is employed as Chief Financial Officer of the Company.   Capitalized terms defined in the Agreement shall have the same meaning when used herein, unless the context otherwise requires.

The Company and Employee hereby agree as follows:

1.  The performance objectives to be achieved in 2009 as a condition for Employee’s entitlement to a pro rata share of the target STI Award (being 50% of Base Salary, or EUR 102,225, at target) based on a fraction calculated by his actual employment period divided by the entire year for the fiscal year ending December 31, 2009, shall be as follows:

[to be completed]

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date first above written.

TOREADOR RESOURCES CORPORATION

By:
Title:
EMPLOYEE

MARC SENGES